COMMERCIAL LEASE

Made the 1st day of January, 2017

BETWEEN

HAUTE INC.

A Corporation incorporated pursuant to the laws of the Province of Ontario

(the "Landlord")

-and-

SUSGLOBAL ENERGY CANADA CORP.

A Corporation incorporated pursuant to the laws of the Province of Ontario

(the "Tenant")

In consideration of the rents, covenants and obligations stipulated herein the Landlord and the Tenant have agreed to enter into a Lease, the premises located at and known municipally as 200 Davenport Road, Toronto Ontario, as more particularly described herein (the "Premises").

1. GRANT OF LEASE

(1) The Landlord leases the Premises to the Tenant:

(a) at the Rent set forth in Section 2:

(b) for the Term set forth in Section 3: and

(c) subject to the conditions and in accordance with the covenants, obligations and agreements herein.

(2) The Landlord covenants that it has the right to grant the leasehold interest in the Premises free from encumbrances except as disclosed on title.

2. RENT

(1) The Tenant covenants to pay to the Landlord, during the TERM of this Lease Net Rent as Follows:

The sum of **FORTY-EIGHT THOUSAND DOLLARS ($48,000.00)** per annum, payable monthly in advance in equal installments of **FOUR THOUSAND DOLLARS ($4,000.00)** on the 1st day of each and every month,

commencing on the first day of the first year of the Term as Basic Rent. Basic Rent shall be subject to H.S.T.

The sum of **SIXTY THOUSAND DOLLARS ($60,000.00)** per annum, payable monthly in advance in equal installments of **FIVE THOUSAND DOLLARS ($5,000.00)** on the 1st day of each and every month, commencing on the first day of the second year of the Term as Basic Rent. Basic Rent shall be subject to H.S.T.

The sum of **SEVENTY-TWO THOUSAND DOLLARS ($72,000.00)** per annum, payable monthly in advance in equal installments of **SIX THOUSAND DOLLARS ($6,000.00)** on the 1st day of each and every month, commencing on the first day of the third year of the Term as Basic Rent. Basic Rent shall be subject to H.S.T.

The Tenant shall provide the Landlord with the sum of **TEN THOUSAND DOLLARS ($10,000.00)** on account of first and last months' Basic Rent and Additional Rent for the Premises plus H.S.T upon the signing of this Lease. The Tenant shall also provide the Landlord with Eleven (11) post-dated cheques in the sum of **FOUR THOUSAND FIVE HUNDRED AND TWENTY DOLLARS ($4,520.00)** each prior to the commencement of the Term, and Twelve (12) post-dated cheques each year of the Term thereafter.

(2) Adjustment for Rent

Basic Rent and Additional Rent are collectively referred to as "Rent". Rent shall be considered as accruing from day to day hereunder, and where it becomes necessary for any reason to calculate Rent for an irregular period of less than one (1) year or less than one (1) calendar month, an appropriate apportionment and adjustment shall be made, including an apportionment and adjustment of Additional Rent and Adjusted Basic Rent for the fiscal years of the Landlord in which the tenancy created hereby commences and expires. Where the calculation of Additional Rent cannot be made until after the termination of this Lease, the obligation of the Tenant to pay such Additional Rent and Adjusted Basic Rent shall survive the termination hereof, and such amount shall be payable by the Tenant upon demand by the Landlord. If the Term commences on any day other than the first day of a month, Rent for such fraction of a month shall be adjusted, as aforesaid, and paid by the Tenant on the Commencement Date of the Term.

(3) Intent

The Tenant acknowledges and agrees that it is intended that this Lease is a completely carefree net lease to the Landlord, that the Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, or the use and occupancy thereof, or the business carried on therein, and the Tenant shall pay all charges, impositions, costs and expenses of every

nature and kind relating to the Premises except as expressly herein set out, as Additional Rent and to effect the said intention of the parties the Tenant promises to pay the following expenses related to the Premises, inclusive of but not limited to:

(i) utilities (including but not limited to gas, electricity, water, heat, air-conditioning) unless separately metered, in which case the Tenant agrees to pay the utilities directly;
(ii) business taxes (if any) and licenses;
(iii) property taxes and rates, duties and assessments;
(iv) maintenance;
(v) insurance premiums;
(vi) Tenant shall pay any amount equal to any and all taxes, rates, duties, levies, charges and assessments whatsoever, whether or not in existence at the commencement of the Term, assessed, charged, imposed, levied or rated by any taxing authority, whether federal, provincial, municipal or otherwise on or against Landlord or Tenant, with respect to the Rent or any component thereof payable by Tenant to Landlord under this Lease or the rental of space under this Lease or the provision or supply of any goods, services or utilities, whatsoever by Landlord to Tenant under this Lease, whether any such tax rate, duty, levy, fee, charge or assessment is called or categorized as a sales, use, consumption, value-added, business transfer or harmonized sales tax or otherwise (collectively "H.S.T."). If the applicable legislation requires that any H.S.T .is to be collected by the Landlord, the amount of the HST so payable by Tenant shall be calculated by Landlord in accordance with the applicable legislation and shall be paid by Tenant to Landlord at the same time as Basic Rent is payable or at such other time or times as the applicable legislation may from time to time require. Despite any other provision of this Lease, the amount or amounts from time to time payable by Tenant under this paragraph shall be deemed not to be consideration for the supply of space under this Lease, but shall be considered to be Rent for purposes of Landlord's rights and remedies for non-payment and recovery of any such amounts;
(vii) All other reasonable charges, impositions, costs and expenses of every nature and kind whatsoever for and relating to the premises without duplication.

All of which will be charged to the Tenant as "Additional Rent". Additional rent shall be estimated by the Landlord prior to each year of the Term and shall be adjusted based on the Landlord's actual costs, within a reasonable period of time following each year of the Term.

(4) The parties hereto agree that any money required to be paid as Additional Rent as set forth in this Lease shall be deemed to be and be collectable as Rent and the Landlord shall have the same remedies in respect of arrears of Additional Rent as it has in respect of arrears of Basic Rent. If such amounts or charges are not paid at the time provided in this Lease, they shell nevertheless, if not paid when due, be collectable as Additional Rent with the next instalment of

Rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same.

(5) All payments to be made by the Tenant pursuant to this Lease shall be delivered to the Landlord at the Landlords address for service set out in section 15 or to such other place as the Landlord may from time to time direct in writing.

(6) The Tenant acknowledges and agrees that the payments of Rent provided for in this Lease shall be made without any deduction for any reason whatsoever unless expressly allowed by the terms of this Lease or agreed to by the Landlord in writing; and

(7) No partial payment by the Tenant which is excepted by the Landlord shall be considered as other than a partial payment on account of Rent owing and shall not prejudiced the Landlord's right to recover any Rent owing.

3. TERM, POSSESSION and RENEWAL

(1) The Tenant shall have possession of the Premises for a period of Three (3) years commencing on the 1st day of January, 2017, and ending on the 31st day of December, 2019 (the "Term").

(2) Subject to the Landlord's rights under this lease, and as long as the lease is in good standing the Landlord covenants that the Tenant shall have quiet enjoyment of the Premises during the Term of this Lease without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming through the Landlord.

4. TERMINATION AT END OF TERM

If the Tenant remains in possession of the Premises after termination of this Lease as aforesaid and if the Landlord then accepts rent for the Premises from the Tenant, it is agreed that such overholding by the Tenant and acceptance of Rent by the Landlord shall create a monthly tenancy only but the tenancy shall remain subject to all the terms and conditions of this Lease except those regarding the Term.

5. ACKNOWLEDGEMENT BY TENANT

The Tenant agrees that it will at any time or times during the Term, upon being given at least forty-eight (48) hours prior written notice, execute and deliver to the Landlord a statement in writing certifying:

(a) that this Lease is unmodified and is in full force and effect (or if modified stating the modifications and confirming that the Lease is in full force and effect as modified);

(b) the amount of Rent being paid;

(c) the dates to which Rent has been paid;

(d) other charges payable under this Lease which have been paid;
(e) particulars of any prepayment of Rent or security deposits; and
(f) particulars of any sub-tenancies.

6. NOTICE

(1) Any notice required or permitted to be given by one party to the other pursuant to the terms of this Lease may be given to the Landlord at the Premises and to the Tenant at the Premises.

(2) The above addresses may be changed at any time by providing written notice to the other party.

(3) Any notice given by one party to the other in accordance with the provision of this Lease shall be deemed conclusively to have been received on the date delivered if the notice is served personally or seventy-two (72) hours after mailing if the notice is mailed.

7. REGISTRATION

The Tenant shall not at any time register notice of or a copy of this Lease on title to the property of which the Premises form part without consent of the Landlord.

8. INTERPRETATION

(1) The words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender, and words importing persons shall include firms and corporations and vice versa.

(2) Unless the context otherwise requires, the word "Landlord" and the word "Tenant" wherever used herein shall be construed to include the executors, administrators, successors and assigns of the Landlord and Tenant, respectively.

(3) When there are two or more Tenants bound by the same covenants herein contained, their obligations shall be joint and several.

(4) This Lease constitutes the entire agreement between the parties pertaining to the subject matter of this Lease and supersedes all prior agreements, offers to lease, understandings, negotiations and discussions, whether oral or written, of the parties. This Lease may not be modified or amended except pursuant to an agreement in writing executed by the Landlord and the Tenant. There are no representations, warranties, covenants, inducements, conditions or other agreements, whether oral or written, express or implied, forming part of or in any way affecting or relating to this Lease except as expressly set out in this Lease. Without limiting the generality of the foregoing, the Tenant specifically acknowledges and agrees that the landlord has not made any representations or warranties to the Tenant regarding whether the Tenant's intended use of the Premises is permitted by the applicable zoning, the Tenant having independently satisfied

itself with respect to this matter prior to signing this Lease. All representations, warranties, covenants, inducements, conditions and other agreements made by either party or their representatives which are relied upon by the other party are contained in this Lease and each party disclaims reliance on any representations, warranties, covenants, inducements, conditions or agreements.

Signatures on following page.

In Witness of the foregoing covenants the Landlord and the Tenant have executed this Lease.

Witness

LANDLORD

HAUTE INC.

Per: ______________________

MARC HAZOUT-President

I have the authority to bind the Corporation

TENANT

SUSGLOBAL ENERGY CANADA CORP.

Per: ______________________

Name: Gerald Hamaliuk.

Title: CEO .

I have authority to bind the Corporation